AMENDMENT No. 2

to the Custodian Agreement, dated as of 16 December 2011, amended by Amendment No. 1 dated as of 11 June 2020, between Millicom International Cellular S.A., a public limited liability company incorporated under the laws of Grand Duchy of Luxembourg (the “Company”) and Skandinaviska Enskilda Banken AB (publ), a banking association organized under the laws of Sweden and any successor as custodian hereunder (the “Custodian”) (the “Custodian Agreement”), and to the General Terms and Conditions for Swedish Depository Receipts Regarding Shares in Millicom International Cellular S.A., dated as of January 2012 (the “General Terms and Conditions”) (“Amendment No. 2”).

Capitalised terms unless otherwise defined in this Amendment No. 2 will have the meaning ascribed to them in the Custodian Agreement or the General Terms and Conditions, as applicable.

WITNESSETH:

WHEREAS, American Stock Transfer & Trust Company, LLC, as transfer agent with respect to the common shares listed on the Nasdaq Global Select Market in the United States, has been replaced by Broadridge Corporate Issuer Solutions, Inc.;

WHEREAS, the name of the Swedish stock exchange has changed to “Nasdaq Stockholm AB,” and the name of the Swedish Financial Instruments Account Act has changed to the “Swedish Central Securities Depositories and Financial Instruments (Accounts) Act”; and

WHEREAS, the registered address of the Company has changed.

NOW THEREFORE, the parties agree as follows:

1.CUSTODIAN AGREEMENT

The following amendments shall be made to the Custodian Agreement:

(i)SECTION 1.01 is hereby deleted in its entirety and replaced by the following wording;

“SECTION 1.01. Broadridge. The term “Broadridge” shall mean Broadridge Corporate Issuer Solutions, Inc.”

For the avoidance of doubt, all references in the Custodian Agreement to the term “AST” shall be deemed to mean “Broadridge.”

(ii)SECTION 1.54 is hereby deleted in its entirety and replaced by the following wording;

“SECTION 1.05. The Company. The term “Company” shall mean Millicom International Cellular S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, with its registered office at 2, rue du Fort Bourbon, L-1249 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 40.630.”

For the avoidance of doubt, all references in the Custodian Agreement to the Company’s registered office at “15, rue Léon Laval, L-3372 Leudelange” shall be deemed to mean “2, rue du Fort Bourbon, L-1249 Luxembourg.”

(iii)SECTION 1.16 is hereby deleted in its entirety and replaced by the following wording;

“SECTION 1.16. Registrar. The term “Registrar” shall mean, as of the date hereof, Skandinaviska Enskilda Banken AB (publ), Luxembourg Branch, in its capacity as keeper of the share register of the Company, and any other firm or corporation that may be appointed by the Company and approved by the Custodian and which is established in Luxembourg and duly authorized to act as share registrar in accordance with Luxembourg law and practices.”

For the avoidance of doubt all references in the Custodian Agreement to “Registrar” shall be deemed to mean “Skandinaviska Enskilda Banken AB (publ), Luxembourg Branch.”

(iv)SECTION 1.19 is hereby deleted in its entirety and replaced by the following wording;

“SECTION 1.19. Stockholmsbörsen. The term “Stockholmsbörsen” shall mean Nasdaq Stockholm AB.”

For the avoidance of doubt, all references in the Custodian Agreement to “Stockholmsbörsen” shall be deemed to mean “Nasdaq Stockholm AB.”

(v)SECTION 1.20 is hereby deleted in its entirety and replaced by the following wording;

“SECTION 1.20. Swedish Central Securities Depositories and Financial Instruments (Accounts) Act. The term “Swedish Central Securities Depositories and Financial Instruments (Accounts) Act” means Lag (1998:1479) om värdepapperscentraler och kontoföring av finansiella instrument as amended from time to time, or any successor Act governing the registration of securities in Sweden.”

For the avoidance of doubt, all references in the Custodian Agreement to “Swedish Financial Instruments Accounts Act” shall be deemed to mean “Swedish Central Securities Depositories and Financial Instruments (Accounts) Act.”

2.GENERAL TERMS AND CONDITIONS

The following amendments shall be made to the General Terms and Conditions:

(i)SECTION 1.1 is hereby deleted in its entirety and replaced by the following wording;

“1.1     Shares can be deposited on account of the depository receipt holder with SEB, or with a custodian appointed by SEB on account of SEB, in which case SEB or the custodian appointed by SEB shall be registered as owners of the Shares in (i) the Company’s share register located in Luxembourg either held by the Company or by another Luxembourg institution duly licensed to act as a registrar in accordance with Luxembourg law and practices that are appointed by the Company and approved by SEB with an assignment to maintain a register of the Company’s owners or, (ii) the register in relation to the Shares kept by Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”) in the United States. Depository receipt holder means an owner of a depository receipt or such an owner’s nominee (hereinafter referred to as “SDR Holder”).”

For the avoidance of doubt, all references in the General Terms and Conditions to “AST” shall be deemed to mean “Broadridge.”

(ii)     SECTION 1.2 is hereby deleted in its entirety and replaced by the following wording;

“1.2    The SDRs shall be registered in a book-entry verification register maintained by Euroclear (hereinafter referred to as the “Euroclear Register”) in accordance with the Swedish Central Securities Depositories and Financial Instruments (Accounts) Act (Sw. Lag (1998:1479) om värdepapperscentraler och kontoföring av finansiella instrument). No certificates representing the SDRs will be issued. SEB will not accept deposit of fractions of shares.”

For the avoidance of doubt, all references in the General Terms and Conditions to “Swedish Financial Instruments Accounts Act” shall be deemed to mean “Swedish Central Securities Depositories and Financial Instruments (Accounts) Act.”

(iii)    Change of Name. “NASDAQ OMX Stockholm” will in the entire General Terms and Conditions be changed to “Nasdaq Stockholm AB.”

For the avoidance of doubt, all references in the General Terms and Conditions to “NASDAQ OMX Stockholm” shall be deemed to mean “Nasdaq Stockholm AB.”

3.NOTICE

The SDR Holders shall be notified of the amendments by post, in accordance with the routines applied by Euroclear and Sections 13 and 14 of the General Terms and Conditions, and the updated General Terms and Conditions shall be posted to the webpage of the Company.

4.EFFECTIVE DATE

The amendments, both in relation to the Custodian Agreement and the General Terms and Conditions, shall take effect as of 28 February 2022.

5.REMAINDER OF AGREEMENT

All other terms and conditions of the Custodian Agreement, as amended, and the General Terms and Conditions shall remain in full force.

IN WITNESS WHEREOF, MILLICOM INTERNATIONAL CELLULAR S.A. and SKANDINAVISKA ENSKILDA BANKEN AB (publ) have duly executed this Amendment No. 2 to the CUSTODIAN AGREEMENT and the GENERAL TERMS AND CONDITIONS on this day of 28 February 2022.

MILLICOM INTERNATIONAL CELLULAR S.A.
By:	/s/ Patrick Gill
Name: Patrick Gill
Title: Company Secretary

MILLICOM INTERNATIONAL CELLULAR S.A.
By:	/s/ Bruno Nieuwland
Name: Bruno Nieuwland
Title: Director Administration

SKANDINAVISKA ENSKILDA BANKEN AB (publ)
By:	/s/ Olof Brodin
Name: Olof Brodin
Title: Authorized Signatory

SKANDINAVISKA ENSKILDA BANKEN AB (publ)
By:	/s/ Tomas Engel
Name: Tomas Engel
Title: Authorized Signatory

[Signature Page to Amendment No. 2]